ACQUISITION AND STOCK PURCHASE AGREEMENT

THIS ACQUISITION AND STOCK PURCHASE AGREEMENT (this "***Agreement***") is entered into as of May 14, 2021 (the "***Effective Date***"), by and among Ecker Capital, LLC., a Wyoming limited liability company, ("***Purchaser***"), Interactive Systems, Inc, a Massachusetts corporation with a principal office address of 61 Spit Brook Rd., Suite 406, Nashua, NH 03060 (the "***Company***"), and the security holders of the Company listed on the signature pages hereto (the "***Shareholders***").

RECITALS

A. The Shareholders are the owners of 100% of the issued and outstanding shares of equity securities and warrants, options or other rights to acquire equity securities of the Company (the "***Company Stock***").

B. The Shareholders wish to sell all of their Company Stock and any and all other equity interests to Purchaser (the "***Acquisition***") in exchange for cash and a note issued by the Purchaser (the "***Purchase Price***").

C. Pursuant to the Acquisition, (i) the Shareholders that own outstanding shares of Company Stock will receive cash and a note issued by Purchaser at the closing of the Acquisition all as described herein.

D. The Boards of Directors of the Company and Purchaser believe that the Acquisition is in the best interest of the Company and Purchaser and have approved the Acquisition.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Acquisition and Sale of Company Stock

1.1 Purchase and Sale of Company Stock. Subject to all the terms and conditions of this Agreement, (i) each Shareholder at Closing shall sell, transfer and deliver to Purchaser, and Purchaser hereby purchases from each Shareholder, all the shares of the Company Stock owned by such Shareholder, free and clear of any Encumbrances (as defined in Section 2.5) and (ii) each option, warrant or other right to purchase any securities of the Company Stock shall terminate. Following the consummation of the Acquisition, Purchaser shall own 100% of the issued and outstanding shares of equity securities and warrants, options or other rights to acquire equity securities of the Company.

1.2 Purchase Price for Company Stock, Options and Warrants. Subject to the terms and conditions of this Agreement, in exchange for the Company Stock, Purchaser shall pay Shareholders Six Hundred Seventy-Five Thousand Dollars ($675,000) ("***Purchase Price***") of which;
(a) Twenty-five Thousand ($25,000) has been paid by Purchaser to Shareholders as a deposit for a 75 day exclusivity period;
(b) Three Hundred Twelve Thousand Five Hundred Dollars ($312,500) shall be payable in cash, which shall be paid to Shareholders at the Closing; and
(c) Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500) payable to the Shareholders in the form of a 2-year amortization note substantially in the form attached hereto as Exhibit B (the "***Note***"), which shall bear interest at the rate of 6% per annum, paid monthly, to be delivered at Closing. The Note shall be secured by a pledge and security agreement granting the Shareholders a first priority lien on the Company Stock substantially in the form attached hereto as Exhibit C (the "***Pledge Agreement***").

1.3 The Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Shareholder's counsel, Hemenway & Barnes LLP, on the Effective Date or at such other time and place as Purchaser and the Shareholders may agree (the "***Closing***"). At the Closing, (i) Purchaser shall pay the Purchase Price to the Shareholders in accordance with Section 1.2 above; and (ii) the Company, Shareholders and Purchaser, as applicable, shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such party. At the Closing, each Shareholder shall deliver to Purchaser certificates representing the

Company Stock owned by such Shareholder, duly endorsed for transfer or accompanied by duly executed stock powers in accordance with Sections 1.1 above. At Closing the proceeds of the 2021 Paycheck Protection Program loan received by the Company (the "***PPP Loan***") and indebtedness will be apportioned between Purchaser and Shareholders based on the amount of PPP Loan proceeds already used by Company to have funded Company payroll as of the Effective Date. The Company shall apply the PPP Loan Proceeds to its payroll costs during the period between its receipt of such funds and the Effective Date. Following the Closing, Purchaser shall apply its portion of the PPP Loan proceeds to only such Company costs authorized by the applicable rules, regulations and guidelines of the Paycheck Protection Program.

1.4 Options and Warrants. Any outstanding options, warrants or other rights to purchase Company Stock or any other securities of the Company shall terminate as of the Closing and will not be assumed as a result of the Acquisition.

1.5 Shareholders Retained Cash.

(a) At Closing, to the extent not previously distributed, Seller shall retain the following items ("**Shareholders Retained Cash**"):

i. cash,
ii. accounts receivable,
iii. cash associated with prepaid expenses, and
iv. other current assets.

(b) For the purposes of clarity, the Purchaser will retain the following items:

i. unearned revenue as of the Closing Date,
ii. accounts payable,
iii. accrued expenses, and
iv. the obligation to former shareholders resulting from the Recapitalization, as more particularly described on Schedule 2.9.

(c) Not later than two (2) days prior to the Closing, the Company will provide to Purchaser a calculation of the Shareholders Retained Cash with documentation thereof. Unless Purchaser notifies the Shareholders of an objection to such calculation prior to the Effective Date, such calculation shall be deemed approved and the Company shall remit the payment to the Shareholders on or before the Effective Date.

(d) Following the Closing, to the extent any items of Shareholders Retained Cash attributable to the period prior to the Effective Date are received by Purchaser or the Company on or after the Closing Date, Purchaser shall remit such payments to the Shareholders. Shareholders shall have access to the books and records of the Company upon reasonable request following the Closing in order to verify the calculation and receipt of Seller Retained Cash.

2. Representations and Warranties of the Company and the Shareholders

The Shareholders and the Company hereby severally and not jointly represent and warrant to Purchaser that each of the following representations and warranties is true and correct in all respects as of the Effective Date, except as disclosed in the disclosure letter separately delivered to the Company at the Closing (the "***Disclosure Schedule***"). For purposes of this Section 2, "Company's Knowledge" shall mean the actual (and not the implied or constructive) knowledge, without independent investigation and after having made reasonable inquiry as to the subject matter, of Dennis Charles ("***Company's Knowledge Party***") and no other persons or entity. There shall be no personal liability on the part of any of the Company's Knowledge Party arising out of any of the following representations and warranties. As used in this Section 2, "***Material Adverse Effect***" shall mean, with respect to the business of the Company, any substantial adverse effect or change in the business, including the operations, properties, prospects, financial condition, or results of operations of the business, taken as a whole; *provided, however*, that "*Material Adverse Effect*" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including GAAP; *provided, further, however*, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) above shall be taken into

account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

2.1 Organization and Authority to Do Business. Good Standing. The Company is a duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified and in good standing to do business in every jurisdiction in which it is required to be qualified other than any jurisdiction where failure to qualify would not have a Material Adverse Effect. The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Correct and complete copies of the Company's articles of incorporation and bylaws have been furnished to the Purchaser (together, the "***Charter Documents***"). Correct and complete copies of the minute books containing the records of all the meetings of the stockholders and board of directors, the stock certificate books and the stock record books of the Company have been furnished to the Purchaser. The corporate books as well as the records of the Company are complete in all respects and all facts and corporate actions reflected therein have been conducted or taken in material compliance with all applicable laws and with the relevant By-laws. All books and records required to be maintained by the Company have been accurately maintained on a timely basis. The Company is not in default under or in violation of any provision of its Charter Documents, is not insolvent, nor declared bankrupt, and no action or request are pending to declare it bankrupt or to make it subject to any insolvency proceedings, or other winding up procedure. Schedule 2.1 of the Disclosure Schedule lists all of the directors and officers of the Company.

2.2 Authority and Enforceability. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The board of directors and the shareholders of the Company have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No corporate proceedings on behalf of the Company are necessary to approve this Agreement or the consummation of the Acquisition. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

2.3 Capitalization. The authorized shares of the Company consist of thirteen (13) shares -fully paid in- of the Company's common stock (the "***Common Stock***") The Common Stock held by the Shareholders, each of whom is listed on the signature pages hereto, shall constitute 100% of the issued and outstanding shares of the Company immediately before the Closing. The Shareholders have delivered to Purchaser a schedule, in form satisfactory to Purchaser, that fully and accurately reflects the capitalization of the Company, including all Company Stock and options, warrants and other rights to acquire capital stock of the Company, and the interests of any other party receiving consideration in connection with the Acquisition, as of the Effective Date and the disposition of all such interests upon the Closing (the "***Capitalization Schedule***"). The Company Stock has been duly authorized, is validly issued, fully paid and nonassessable, and is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal. The Company Stock is free of any pledge, attachment, charge, lien or restriction or encumbrance of any kind. Immediately upon and simultaneously with the Closing (i) the only outstanding shares of Company Stock will be thirteen (13) shares of Common Stock, (ii) there will be no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement), (iii) there will be no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, (iv) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company and (v) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Other than the Common Stock, no other class or series of capital stock has been issued by the Company at any time. Other than the recapitalization of the Company on or about November 22, 2019 as more particularly described on Schedule 2.10 (the "***Recapitalization***"), the Company has not at any time redeemed any shares of its stock. All Company option plans or other incentive plans shall have been terminated just prior to Closing.

2.4 No Subsidiaries. The Company has no subsidiaries and has never had any subsidiaries and does not own or have the right to acquire an equity interest in any other entity.

2.5 Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation of the Acquisition, unless the failure to obtain the foregoing would not have a Material Adverse Effect. To the Company's knowledge, neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or authority, any nongovernmental, self-regulatory organization or agency to which the Company or any of its properties or assets may be subject, or any court to which the Company is subject, or any provision of the Charter Documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets) unless the cumulative effect of any the foregoing in this Section 2.5(ii) would not have a Material Adverse Effect. For purposes of this Agreement, "***Encumbrance***" means any encumbrance, claim, lien, charge, mortgage, security interest, equity, option, pledge, restriction on transferability (including, without limitation, any voting agreement, voting trust, any restriction on voting rights or right of disposition), defect of title, attachments, preliminary attachments or adverse claims (whether or not made, known or contingent) or other claims or third party rights of whatever nature on any property or property interest.

2.6 Brokers' Fees. Except as set forth on Schedule 2.6 of the Disclosure Schedule, the Company has no Liability or obligation to pay any fees, commissions or expenses to any broker, finder, or agent with respect to the Acquisition.

2.7 Financial Statements. The Shareholders have previously delivered to Purchaser the unaudited financial statements of the Company for the prior three fiscal years (the "***Financial Statements***"), and the balance sheet of the Company of March 31, 2021, (the "***Balance Sheet***"). The Financial Statements and the Balance Sheet have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated, in each case materially in accordance with GAAP, except that notes required by GAAP shall not be required. The accounting books as well as the records of the Company are complete and accurate in all respects and all facts and accounting actions reflected therein have been conducted or taken in material compliance with all applicable laws and with the relevant By-laws. All accounting books and records required to be maintained by the Company have been accurately maintained on a timely basis.

2.8 No Adverse Changes. Except as disclosed on Schedule 2.8 of the Disclosure Schedule, since the date of the Balance Sheet the business of the Company has been conducted only in the ordinary course and in accordance with past and current practices, which comply with the law and are reasonable and customary in the circumstances, due to use of the due diligence of a "prudent business man" and, thus, there has not been:

(a) any material adverse change in the business of the Company or any event or condition that has had or is reasonably likely to have a Material Adverse Effect on the business of the Company;

(b) any transaction, commitment, contract or agreement entered into by the Company or any relinquishment by the Company of any contract or other right , outside the ordinary course of the business of the Company;

(c) any payment or other provision of value to any third party, outside the ordinary course of the business of the Company; or

(d) any significant change in the payment terms with the suppliers or customers of the Company;

(e) any amendment to the Company's articles of incorporation or bylaws or other comparable organizational documents;

(f) any loss of important customer or supplier, and the Company's management has not received any written notice from any such important customer stating its intent to cease doing business with the Company.

2.9 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 2.9 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except (i) liabilities or obligations that are fully accrued or reserved against in the Balance Sheet, and (ii) liabilities or obligations arising since the date of the Balance Sheet in the ordinary course of business and consistent with past practice that would not separately or cumulatively reasonably likely result in a Material Adverse Effect.

2.10 Compliance. To the Company's knowledge, all activities of the Company have been, and are currently being, conducted in compliance with all applicable state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, guidelines and other similar items of any court or other governmental entity, unless the cumulative effect of failure to so comply with the foregoing would not have a Material Adverse Effect. All Company indebtedness is listed on Scheduled 2.10 of the Disclosure Schedule. No event (including the Acquisition) has occurred or been alleged that is, or with the passing of any time or the giving of any notice, certificate, declaration or demand would become, an event of default under, or breach of, any of the terms of any loan, borrowing, debenture or financial facility of the Company or which would entitle any person to call for repayment prior to normal maturity.

2.11 Environmental Laws and Regulations. To the Company's knowledge, there has been no storage, disposal, generation, manufacture, refinement, transportation, handling, Release (as defined below) or treatment of waste or hazardous substances by the Company at, upon, or from any of the property now or previously owned or leased by the Company in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which could reasonably be expected to require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit. For the purposes of this Section, "Release" shall mean any material spill, discharge, leak, emission, injection, escape, dumping or other release of any kind.

2.12 Taxes.

(a) For purposes of this Agreement: "***Tax***" or "***Taxes***" means any state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, and "***Tax Return***" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

(b) The Company has filed all Tax Returns required to be filed; all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby; all Taxes owed by the Company (whether or not shown on any such Tax Return) have been timely paid or accrued for; the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, except to the extent such extension is available to all taxpayers; the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; all deficiencies asserted or assessments made as a result of any examination or audit of the Company's Tax Returns have been paid in full; there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and no basis exists therefor; there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and the Company has never been a member of any Company group or had any direct or indirect ownership in any corporation, partnership, joint venture or other entity.

2.13 Real Property. The Company owns no real property except for the right of property over the land surface as duly specified in the Disclosure Schedule. Schedule 2.13 of the Disclosure Schedule lists and describes briefly all real property leased, subleased, occupied, held, controlled or otherwise used or contemplated to be used by the Company. The Company is in actual and exclusive occupation of each such property. To the Company's knowledge, none of the properties occupied by the Company is in material violation of any law or in violation of any building, zoning, or other ordinance, code or regulation which would have a Material Adverse Effect or materially interfere with the use and occupancy thereof in the ordinary course by the Company of its business. Any existing

lease agreement is in full force and effect. The Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the existing lease agreements.

The leased properties, as well as all the equipment, plants and installations therein, inclusive, without limitation, of the heating system, electrical plants, machinery and outfits are:

a) in compliance with all applicable laws and regulations, including those concerning health, safety, hygienic and environmental conditions; and:

b) save for normal wear and tear, in good operating condition, maintenance and repair and in any event fit for use in the ordinary course of Company's business.

2.14 Intellectual Property Rights. The Company owns, possesses, or has applied for all patents, patent rights, trademarks, trademark registrations, service marks, service mark registrations, trade names, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information systems or procedures) and other rights or interests in items of intellectual property as are necessary for the operation of the business now conducted or proposed by the Company to be conducted by the Company (collectively, the "***Intellectual Property***"), all of which are listed on Schedule 2.14 of the Disclosure Schedule. Except for standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company's business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and neither the Company nor any of its subsidiaries is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. Neither the Company nor any of its subsidiaries has received any written communication alleging (and it is not otherwise aware that or of any allegations that) the Company or any of its subsidiaries has violated any of the intellectual property of any other person or entity.

2.15 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of the business as conducted or as proposed to be conducted. To the Company's knowledge, each such tangible asset is free from defects (patent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is used currently.

2.16 Contracts. Schedule 2.16 of the Disclosure Schedule contains an accurate and complete list of every material contract (whether express or implied), plan, agreement, lease or understanding to which the Company is a party or may be bound (each, a "***Contract***," and collectively, the "***Contracts***"). The Company has performed all material obligations required, as of the Effective Date, to be performed by it under the Contracts. There has not been any event of default (or any event or condition with notice or the lapse of time, both or otherwise would constitute an event of default) thereunder on the part of the Company or any other party thereto under one or more Contracts, the result of which, separately or cumulatively, is reasonably likely to result in a Material Adverse Effect. The Contracts are in full force and effect, have been signed by individuals vested with the necessary powers and are valid and enforceable by the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally, by general principles of equity.

2.17 Insurance. Schedule 2.17 of the Disclosure Schedule sets forth a true and complete list of the insurance policies maintained with respect to the Company, its respective assets and properties, or their directors, officers or employees (other than instances where a Company Party is listed as an additional insured under an insurance policy owned by a third party). To the Company's knowledge, true and complete copies of all such insurance policies and all related applications, together with all modifications and amendments thereto, have been delivered to Purchaser before the Effective Date. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company has performed in all material respects their respective obligations under each policy to which the Company is a party or that provides coverage to the Company or any director, officer or employee thereof. The insurance policies coverage are sufficient for compliance with all requirements of applicable law, regulations and of any contract to which the Company is

party to and cover risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated.

2.18 <u>Litigation</u>. Except as described at Schedule 2.18 of the Disclosure Schedule: (i) there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened against or involving the Company its employees, Directors, collaborators, current or former, or any of its properties or rights, before any court, tax court, arbitrator, or administrative or governmental body, and there exists no reasonable basis for any such action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand; (ii) the Company has not received written notice of any judgment, decree, injunction, rule or order of any court, tax court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company; and (iii) the Company has not received written notice that it is in violation of any term of any judgment, decree, injunction or order outstanding against it.

2.19 <u>Employees</u>.

(a) Schedule 2.19 of the Disclosure Schedule contains a complete list of every employee, consultant, collaborator (including project-workers), commercial agent and business finder of the Company, providing their position, start dates, compensation (including benefits), accrued vacation, and stock options or other equity incentive issued or granted to them by the Company (including grant date, vesting terms, amount expected to be vested as of the Closing, and exercise price). As of the Closing, all such options or other rights to acquire securities will have been terminated or exercised.

(b) The Company is not a party to or bound by any collective bargaining agreement at the Company's level, and it has not experienced any strikes, has not committed any unfair labor practice and has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, and wages and hours and, except as disclosed in Schedule 2.18 of the Disclosure Schedule, the Company has not violated or incurred any liabilities for breach or unlawful termination of any employment contract with any of its employees or former employees or for failure to comply with an order for the reinstatement or reengagement and back pay of any of its employees or former employees.

(c) To the Company's knowledge, the employment of any former employee of the Company has been terminated in accordance with applicable law, and the Company has no liability under any individual or collective agreement or applicable law toward any such terminated employee.

(d) To the Company's knowledge, the Company has complied at any time with all the requirements and the related regulations on occupational safety and health. The Company has not been served with any communication of the competent Authority regarding the institution of any investigation having as its subject matter any infringement of the abovementioned requirements.

(e) All social security contributions and withholding taxes contributions due by the Company to government entities have been paid. All payments due to private companies pursuant to the terms of the pension plans, health plans and/or policies for the employees of the Company and such non-government entitlements to which the employees are entitled have been duly paid.

(f) All workmens compensation insurance premiums due by the Company pursuant to the applicable laws and regulations have been duly paid.

(g) The Acquisition will not give rise to (i) any extraordinary payment obligations to any employee, consultant or other party on the part of the Company or (ii) the right of any employee or consultant to terminate or modify the terms of such party's relationship with the Company.

(h) No employee, director, consultant or independent contractor is party to any contract, including without limitation any employment, consulting, contracting or similar contract, oral or written, with the Company. No employee, director, consultant or independent contractor is entitled to severance, bonus, or any other payment upon termination of such party's employment, consulting or independent contractor relationship with the Company or any extraordinary payment upon a change of control of the Company, except as disclosed in Schedule 2.19.

Except as disclosed in Schedule 2.19 of the Disclosure Schedule, all employees, consultants and independent contractors provide such employment, consulting or independent contractor services to the Company on an "at will" basis.

2.20 Employee Benefits. The Company maintains no employee benefit plans other than those set forth on Schedule 2.20 of the Disclosure Schedule.

2.21 Guarantees. The Company is not a guarantor of, nor is it otherwise liable for, any liability or obligation (including indebtedness) of any other person or entity.

2.22 Related-Party Transactions.

Except as set forth on Schedule 2.22 of the Disclosure Schedule, (i) no present employee, consultant, officer, shareholder, director or Affiliate (as defined below) of the Company, or, in the case of any of the foregoing who are individuals, any member of his or her immediate family, or any Affiliate of any of the foregoing, and (ii) no former employee, consultant, officer, shareholder, director or Affiliate of the Company, or, in the case of any of the foregoing who are individuals, any member of his or her immediate family, or any Affiliate of any of the foregoing:

(a) is indebted to the Company nor is the Company indebted (or committed to make loans or extend or guaranty credit) to any such person, other than for (i) the payment of salary or performance bonuses for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, or (iii) other standard employee benefits made generally available to all employees or to similarly situated persons;

(b) to the Company's knowledge, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person's employment with the Company or ownership of capital stock of the Company) nor holds any direct or indirect ownership interest in any firm or corporation (i) with which the Company is affiliated or with which the Company has a business relationship or (ii) that competes with the Company, except that such persons may own stock in publicly traded companies (not exceeding one percent of any such company's outstanding capital stock) that may compete with the Company.

As used herein the term "***Affiliate***" shall mean any person or entity that controls or is controlled by, or is under common control with, the designated party. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether by ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other interest of a person or entity.

2.23 Inventory. Intentionally deleted.

2.24 Receivables. All the accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of business. Except as disclosed in Schedule 2.24 of the Disclosure Schedule, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company, except for write-offs in the ordinary course of business.

2.25 Assets. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has good and valid title to all the assets reflected on the Balance Sheet or thereafter acquired, other than assets disposed of in the ordinary course of business since the date of the Balance Sheet, in each case free and clear of all Encumbrances. Schedule 2.25 sets forth a brief description of each item of equipment or other personal property of the Company with an original cost in excess of $1,000, indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation through the Balance Sheet Date. To the Company's knowledge, each item set forth or required to be set forth in Schedule 2.25 of the Disclosure Letter is adequate for the uses to which it is being put, is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company and generally accepted industry practice. To the Company's knowledge, all leased equipment and other personal property of the Company is in all material respects in the condition required of such property by the terms of the lease applicable thereto. To the Company's knowledge, the buildings, plants and structures of the Company are structurally sound,

are in good condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants or structures are in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The assets of the Company are sufficient for the continued conduct of the business of the Company in substantially the same manner as conducted before the Effective Date.

3. Representations and Warranties of each Shareholder

Each of the Shareholders, with respect only to such Shareholder individually and no other person or entity, represents and warrants to Purchaser that each of the representations and warranties set forth below is true and correct in all respects as of the Closing with respect to such Shareholder, except as fairly disclosed in the Disclosure Schedule.

3.1 Authority and Enforceability. The Shareholders are the only owners of the Company's shares and, thus, have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2 No Violations. To the knowledge of each Shareholder, neither the execution and the delivery of this Agreement nor the consummation of the Acquisition will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which the Shareholder is bound that could affect the Company Stock or the Company.

3.3 Company Stock. The Shareholder holds of record and owns beneficially the Company Stock set forth next to the Shareholder's name on Exhibit A attached hereto, free and clear of any restrictions on transfer (other than any restrictions under applicable securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or any other Encumbrances. The Shareholder is not a party to any option, warrant, purchase right, or other agreement, understanding, contract or commitment that would entitle the Shareholder to hold or own, directly or indirectly, of record or beneficially, any other equity interest in the Company or that could require the Shareholder to sell, transfer, or otherwise dispose of any equity interest in the Company (other than this Agreement) other than as set forth in Exhibit A. The Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Stock. There is no litigation, claim, proceeding or governmental investigation pending or threatened against the Shareholder which seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Shareholder's ability to consummate, the Acquisition.

3.4 Claims Against the Company. The Shareholder does not have any present claims against the Company other than rights or claims arising with respect to the Shareholder's ownership of the Company Stock.

3.5 Termination of Rights to Purchase Securities. By execution of this Agreement, each Shareholder hereby permanently and irrevocably terminates any interest or right that such Shareholder has in, or to acquire, any security of the Company, effective as of the Closing.

3.6 **No Other Representations**. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II AND THIS ARTICLE III, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SUCH SELLER PARTY, THE SHARES, OR OTHERWISE WITH RESPECT TO ANY COMPANY PARTY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4. Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Shareholder that each of the representations and warranties set forth below is true and correct in all respects as of the Closing. As used in this Section 4, the term "***Knowledge***" shall mean, with respect to Purchaser, actual knowledge upon reasonable investigation of any officer of Purchaser.

As used in this Section 4, "*Material Adverse Effect*" shall mean, with respect to the business of Purchaser, as the case may be, any substantial adverse effect or change in the business, including the operations, properties, prospects, financial condition, or results of operations of the business, taken as a whole; *provided, however*, that "*Material Adverse Effect*" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any changes in applicable Laws or accounting rules, including GAAP; *provided, further, however*, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

4.1 Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted.

4.2 Authority and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The board of directors of the Purchaser have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No additional corporate proceedings on behalf of either Purchaser is necessary to approve this Agreement or the consummation of the Acquisition. This Agreement constitutes the valid and legally binding obligation of Purchaser enforceable in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Compliance with Instruments. Purchaser is not in violation or default of any provisions of its respective Articles of Incorporation or Bylaws or in violation or default in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any material provision of federal or state statute, rule or regulation applicable to such representing party. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such material violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or Encumbrance upon any assets of Purchaser.

4.4 Broker's Fees. Purchaser has no liability or obligation to pay any fees, commissions or expenses to any broker, finder, or agent with respect to the Acquisition.

4.5 Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Conditions to Closing

5.1 Conditions of the Shareholders to Closing. The obligations of each Shareholder under this Agreement are subject to (i) the representations and warranties of Purchaser contained in Section 4 being true and correct as of the Closing, unless otherwise waived by the Shareholder, (ii) Purchaser having duly authorized and entered into the Agreement, (iii) Each Shareholder entering into a non-compete and non-solicit agreement with Purchaser (the "**Non-Compete Agreement**"); (v) Purchaser having executed and delivered to the Shareholders the Note and the Pledge Agreement; and (vi) Purchaser having performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required by this Agreement to be performed or complied with by it on or prior to the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.2 Conditions of Purchaser to Closing. The obligations of Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company and each Shareholder contained in Sections 2 and 3 shall be true and correct at the Closing.

(b) Sale of All Company Stock. All of the Shareholders shall have tendered all of their Company Stock to Purchaser for purchase and shall have executed this Agreement.

(c) No Material Adverse Change. Between the date of the Balance Sheet and the Closing, there shall have occurred no event that is reasonably likely to have a Material Adverse Effect (as defined in Section 2) on the Company.

(d) Securities. The Company shall have terminated any and all agreements, arrangements or plans relating to its equity securities, and all such agreements, arrangements and plans shall be of no further force and effect and there shall be no rights or obligations outstanding under any such agreements, arrangements or plans.

(e) Directors; Officers. Except as otherwise specified in writing by the Purchaser to the Company, all of the Company's directors and officers shall have resigned and such resignations shall be effective as of the Closing.

(f) Options and Warrants. All options, warrants or other rights to purchase Company stock or other securities of the Company shall have either been terminated or exercised for shares of Company Stock. All Company option plans or other incentive plans shall have been terminated.

(g) Forgiveness of 2020 PPP Loan. Company's 2020 PPP loan of $124,600 will be forgiven before closing.

(h) Due Diligence. Purchaser shall have completed its due diligence in its full satisfaction and in its sole discretion.

(i) Company Approval. The board of directors and the shareholders of the Company has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6. Covenants.

6.1 Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth in Schedule 2.17 of the Company Disclosure Letter, or suitable until the Effective Date.

6.2 Public Announcements. None of the Parties will issue any press release or make any statement or disclosure to any third party (whether or not in response to an inquiry) regarding the existence of this Agreement or its terms, except as may be required by law, without prior written approval of Purchaser.

6.3 Non-Competition; Non-Solicitation.

(a) Each of the Shareholders, for a period of three (3) years commencing on the Closing ("***Restricted Period***") shall not, and shall not permit any of its affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of the Company in the United States of America (the "***Territory***"); (ii) have an interest in any Person that engages directly or indirectly in the business of the Company in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. For the purpose of this paragraph (a) of the Non-Competition clause, it is expressly agreed that the Business of the Company shall be intended as warehousing software. Notwithstanding the foregoing, each of the Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, each of the Shareholders shall not, and shall not permit any of its affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to

leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) During the Restricted Period, each of the Shareholders shall not, and shall not permit any of its affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Each of the Shareholders acknowledge that a breach or threatened breach of this Section 6.3 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by each of the Shareholders of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Each of the Shareholders acknowledge that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4 Releases of Shareholders.

(a) Effective upon the Closing, each of the Shareholders, for such Shareholder and such Shareholder's predecessors, successors, personal representatives and assigns (the "***Releasors***"), hereby irrevocably releases and forever discharges the Company and Purchaser, and the Company's and Purchaser's past, present and future officers, directors, employees, agents, stockholders, partners, managers, successors, representatives, assigns and affiliates (other than the Shareholders) (the "***Releasees***"), as the case may be, from (i) any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown arising solely out of, or relating solely to, the Shareholder's ownership (direct or indirect) of any debt or equity interests in the Company (including, without limitation, the Company Stock) and (ii) any and all obligations, whether previously or now existing, up to and through the Closing, which the Company may have to, or have incurred for the benefit or on behalf of, any Releasor, whether pursuant to law, contract (including without limitation any shareholders agreement between the Shareholders), provision of the Company's charter documents or otherwise, arising solely out of, or relating solely to, the Releasors' ownership (direct or indirect) of any debt or equity interests in the Company (including, without limitation, the Company Stock); provided, that this release shall not extend to claims or obligations arising out of, or relating to this Agreement or any other transaction document.

(b) Each Shareholder hereby acknowledges and agrees that the consideration received by each of them for the execution and delivery of this Agreement, including without limitation the consideration received by the Shareholders for the Company Stock, was fully negotiated and bargained for and constitutes full and fair consideration for the agreements and releases by each of them set forth in this Agreement.

(c) Each Shareholder hereby confirms that such party (i) has carefully read the provisions of this Section 6.4, (ii) has reviewed such provisions with such party's respective attorneys and has consulted therewith regarding such party's rights and obligations hereunder, and (iii) has had ample and sufficient opportunity to consider the terms of this Section 6.4 without duress or coercion. Accordingly, each Releasor forever waives all rights to assert that the release contained in this Section 6.4 was the result of a mistake in law or in fact or to assert

that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

6.5 Further Action. Before and after the Closing, each of Purchaser and the Shareholders agrees promptly to take all such reasonable and lawful actions as may be necessary or desirable to effect the Acquisition in accordance with this Agreement, including without limitation the execution of such further instruments of conveyance and transfer and additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Company Stock and any other transactions contemplated hereby.

6.6 Specific Performance. Each Shareholder acknowledges that the Company's business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Shareholder, money damages may be inadequate and Purchaser may have no adequate remedy at law. Accordingly, each Shareholder agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Shareholder's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

6.7 PPP Loan Forgiveness. Purchaser covenants that it shall diligently pursue forgiveness of the PPP Loan. In the event that the PPP Loan is not eligible for forgiveness, in whole or in part, and such ineligibility is directly caused by actions taken by the Company prior to the Effective Date, Purchaser may deduct the amount of the PPP Loan ineligible for forgiveness from the amount of the Note then outstanding.

7. Indemnification

7.1 Survival of Representations and Warranties. All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement shall survive for twelve (12) months following the Closing; *provided*, that the representations and warranties in Section 2.3 (Capitalization) shall survive the Closing indefinitely, and the representations and warranties in Sections 2.7 (Financial Statements), 2.11 (Environmental Laws and Regulations), 2.12 (Taxes), 2.17 (Litigation) and 2.18 (Employees) shall survive the Closing and continue in full force and effect until expiration of any applicable statute of limitation or audit and examination period. Notwithstanding anything in the foregoing to the contrary, any claim relating to fraud or willful misconduct shall also survive the Closing indefinitely. All covenants and obligations contained in this Agreement shall survive the Closing until all obligations with respect thereto have been performed or until they have expired in accordance with their respective terms. The right to indemnification, setoff, payment of Damages (as defined in this Section 7) or other remedy based on any representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or at the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

7.2 Indemnification by the Shareholders. Subject to the limitations set forth in this Agreement, each Shareholder shall severally, and not jointly, indemnify Purchaser, and the Company and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns and hold each of them harmless from and against and pay on behalf of or reimburse such party in respect of any damage, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) ("***Damages***") against or affecting such party or which, if determined adversely to such party, would give rise to, evidence the existence of, or relate to, any other Damages and the investigation, defense or settlement of any of the foregoing Damages which such party may suffer, sustain or become subject to, as a result of or relating to:

(a) the material breach of any representation or warranty made by the Company or any Shareholder contained in this Agreement with respect thereto in connection with the Closing if such breach is not cured within thirty (30) days of such notice;

(b) any claim by a third party arising from circumstances or actions related to the Company occurring prior to the Effective Date; and

(c) any claims asserted against Purchaser by creditors of the Company.

Purchaser's remedy for any indemnification of Damages hereunder may be satisfied by proceeding against the indemnifying party or parties for all or any portion of any such Damages or pursuant to the terms of Section 7.4, or both.

7.3 <u>Procedure for Indemnification</u>.

(a) If a party hereto seeks indemnification under this Section 7, such party (the "***Indemnified Party***") shall promptly give written notice to the other party (the "***Indemnifying Party***") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), whether insurance may be available (if known), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent such failure shall have harmed the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 7, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to notify any applicable insurer and to control (subject to the rights of such insurer) the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first agree to be responsible for all Damages relating to such claims and that it will provide full indemnification to the Indemnified Party for all Damages (to the extent not reimbursed by insurance and subject to the liability cap set forth in Section 7.4) relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(b) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, subject to the control of the Indemnifying Party, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) a conflict of interest between the Indemnifying Party and the Indemnified Party.

(c) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. If the Indemnified Party shall control the defense of any such claim, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if the Indemnifying Party is a named defendant in such claim and pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnifying Party or if such settlement does not expressly unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such claim, without prejudice.

7.4 <u>Payments</u>. The indemnity obligations of the Shareholders shall be subject to a five percent (5%) deductible and shall not exceed One Hundred Thousand Dollars ($100,000); provided, however, that no such limitation shall apply to breaches of Sections 2.2, 2.6, 2.7, 2.10, 2.12, 2.14, 2.20, and 2.22. Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided hereunder, in which case payment shall be made not later than ten (10) days after the amount of the claim is finally determined. Any payment required under this Section 7 which is not made when due shall bear interest at a rate equal to five percent (5%) per annum for each day until paid.

8. Reserved.

9. Miscellaneous.

9.1 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto by operation of law or otherwise without the prior written consent of Purchaser and the Shareholders. In the event that Purchaser assigns this Agreement, Purchaser shall not be relieved of its obligations pursuant to this Agreement unless and until such assignee assumes and agrees in writing with the Shareholders to perform all of Purchaser's obligations hereunder. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

9.2 Modifications, Amendments and Waivers. Except as expressly provided herein, neither this Agreement nor any term hereof may be modified, amended, waived or supplemented other than by a written instrument referencing this Agreement and signed by Purchaser and each of the Shareholders. Any such modification, amendment, waiver or supplement effected in accordance with this Section 9.2 shall be binding upon each Shareholder. The conditions to each party's obligations to consummate the Acquisition are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by law in a writing signed by such party or by closing with actual knowledge that a condition to the Closing has not been satisfied; provided, however, that any such waiver of a condition of the Closing shall not be deemed a waiver of any other right or remedy of any party, including without limitation in respect of misrepresentations, breaches of warranty or covenant, or any right to indemnification. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

9.3 Administrative Law. The Company has obtained all governmental and or local approvals, authorizations, permits or licenses which are required or necessary for the lawful conduct of its business.

9.4 Product Liability. In all its processes the Company adopts the highest level of diligence and makes use of the highest known available scientific and technologic standards for the activities carried out pursuant to its corporate purpose. To the actual knowledge of the Shareholders, the Company has not received written notice of any actions, suits or proceedings pending or threatened against the Company in connection with the products sold by it or which are likely to be started against it. To the actual knowledge of the Shareholders, there are no liabilities with regard to warranties given in relation to products of the Company supplied to customers prior to the execution of this Agreement.

9.5 Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law. Any dispute which may arise under this Agreement, or which is in any way connected with it, shall be decided and settled with exclusive jurisdiction by the State or Federal Court located in Massachusetts.

9.7 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof or thereof.

9.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.9 Notices. All notices, requests, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified as follows:

If to Shareholders and/or the Company:

Interactive Systems, Inc.
c/o Hemenway & Barnes LLP
75 States Street
Boston, Massachusetts 02109

If to Purchaser:

Shaun Passley
Ecker Capital, LLC
55 E. Jackson Blvd. Suite 1005
Chicago, IL 60604

9.10 <u>Severability</u>. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.11 <u>Fees and Expenses</u>. Each party will pay its own expenses relating to the proposed transaction, including but not limited to the fees of investment bankers, brokers, attorneys, accountants and other advisors.

9.12 <u>Entire Agreement</u>. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and any and all other written or oral agreements existing between the parties are expressly canceled.

9.13 <u>Electronic Signatures</u>. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

The parties have executed this Acquisition and Stock Purchase Agreement as of the date first written above.

SHAREHOLDERS:

NAME: Charles Brown Lingamfelter

DocuSigned by:
/s/ Charles Brown Lingamfelter ______________________
4120AC05DA104EF...

Address: 67 Seconsett Point Road, Mashpee, MA 02655

NAME: Katharine Lingamfelter

/s/ ____

Address: 67 Seconsett Point Road, Mashpee, MA 02655

THE PURCHASER:

By: ___________________________________
Name: Title:

THE COMPANY:

INTERACTIVE SYSTEMS, INC.

DocuSigned by:
By: Charles Brown Lingamfelter ______________
4120AC05DA104EF...
Name: Charles Brown Lingamfelter Title: President

The parties have executed this Acquisition and Stock Purchase Agreement as of the date first written above.

SHAREHOLDERS:

NAME: Charles Brown Lingamfelter

/s/ ______________________________

Address: 67 Seconsett Point Road, Mashpee, MA 02655

NAME: Katharine Lingamfelter

DocuSigned by:

/s/ Katharine Lingamfelter ______________________________

4120AC05DA104EF...

Address: 67 Seconsett Point Road, Mashpee, MA 02655

THE PURCHASER:

By: ______________________________

Name: Title:

THE COMPANY:

INTERACTIVE SYSTEMS, INC.

By: ______________________________

Name: Charles Brown Lingamfelter Title: President

The parties have executed this Acquisition and Stock Purchase Agreement as of the date first written above.

SHAREHOLDERS:

NAME: Charles Brown Lingamfelter

/s/

Address: 67 Seconsett Point Road, Mashpee, MA 02655

NAME: Katharine Lingamfelter

/s/

Address: 67 Seconsett Point Road, Mashpee, MA 02655

THE PURCHASER:

DocuSigned by:

By: Shaun Passley

526B7EE2372F495...

Name: Shaun Passley Title: President

THE COMPANY:

INTERACTIVE SYSTEMS, INC.

By: ___________________________________

Name: Charles Brown Lingamfelter Title: President

EXHIBIT A

SHAREHOLDERS

Shareholders	Shares Held
Charles Brown Lingamfelter	12
Katharine Lingamfelter	1

Secured Promissory Note

$337,500 May 14, 2021

FOR VALUE RECEIVED, Ecker Capital, LLC, a Wyoming limited liability company ("Maker"), promises to pay to Charles Brown Lingamfelter and Katharine Lingamfelter (jointly, "Payee"), in lawful money of the United States of America, the principal sum of three hundred thirty-seven thousand five hundred dollars ($337,500), together with interest on the unpaid principal balance at an annual rate equal to six percent (6%), in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

In connection with the purchase by Maker from Payee of the outstanding shares of Interactive Systems, Inc ("ISI"), this Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Acquisition and Stock Purchase Agreement, dated as of the date hereof, by and between Maker and Payee (the "Purchase Agreement") and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Purchase Agreement.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

Maker shall make monthly payments of principal and accrued but unpaid interest under this Note on the first day of each calendar month beginning June 1, 2021 in the amounts set forth on Exhibit A hereto. The outstanding principal balance of this Note and all then accrued but unpaid interest hereunder shall be due and payable in full on the second (2nd) anniversary of the date hereof (the "Maturity Date").

1.2 MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made by wire transfer to Hemenway & Barnes LLP in accordance with wiring instructions provided to Maker, or at such other place in the United States of America as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Massachusetts.

1.3 PREPAYMENTS

(a) Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued and unpaid interest on the amount of

principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

(b) Maker shall repay this Note, in full, upon a Change of Control of ISI. For purposes hereof, a "Change of Control" means, with respect to Maker, the occurrence of (i) the consummation of any transaction or series of transactions, including without limitation, any tender or exchange offer, privately negotiated purchases, merger, consolidation or otherwise, which results in any person(s) becoming the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 30% of the equity interests of ISI, measured only by voting power rather than number of shares or interests; or (ii) the direct or indirect sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of ISI.

1.4 RIGHT OF SETOFF

Maker shall have the right to withhold and set off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may be entitled under the Purchase Agreement or otherwise.

1.5 SECURITY

This Note is secured by a lien and security interest on the Company Stock (as such term is defined in the Purchase Agreement) pursuant to that certain Securities Pledge Agreement, dated as of the date hereof, by Maker in favor of the Payee (the "Securities Pledge Agreement").

1.6 PRIORITY OF PAYMENTS

Maker agrees that, until this Note is indefeasibly paid in full, no distributions will be made to any of its members, other than distributions to pay actual federal and state income taxes of such members as a result of their equity interests.

1.7 FINANCIAL REPORTS

Maker agrees that, until this Note is indefeasibly paid in full, it will deliver to Payee, no later than thirty (30) days following the end of each of its fiscal quarters, ISI's balance sheet and related statements of operations and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, which shall present fairly in all material respects the financial condition and results of operations of ISI in accordance with general accepted accounting principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

2. DEFAULTS

2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for ten (10) days following the date thereof, provided, however, that the exercise by Maker in good faith of its right of setoff pursuant to Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker or ISI shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker or ISI in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or ISI or substantially all of Maker's or ISI's properties; or (iii) orders the liquidation of Maker or ISI, and in each case the order or decree is not dismissed within 60 days.

(d) If there is any event of default under the Securities Pledge Agreement that is not cured within any applicable cure periods.

(e) If any default or event of default occurs and is continuing under and Senior Indebtedness beyond any applicable cure periods.

2.2 NOTICE BY MAKER

Maker shall notify Payee in writing within five days (5) after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees and expenses.

3. MISCELLANEOUS

3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 SUBORDINATION

This Note is senior in right of payment to any other indebtedness of Maker and Maker shall not incur any indebtedness following the date hereof unless the payee of such debt enters into a Subordination Agreement acceptable to Payee.

3.3 NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 9.9 of the Purchase Agreement.

3.4 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.5 GOVERNING LAW

This Note will be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to conflicts-of-laws principles that would require the application of any other law.

3.6 PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns.

3.7 SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words "including" or "includes" do limit the preceding words or terms and the word "or" is used in the inclusive sense.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ECKER CAPITAL, LLC

By: ________________________

Name:

Title:

EXHIBIT A

PAYMENT SCHEDULE

Period	Beginning Balance	Payment	Interest	Principal	Ending Balance
1	$337,500.00	$14,958.21	$1,687.50	$13,270.71	$324,229.29
2	$324,229.29	$14,958.21	$1,621.15	$13,337.06	$310,892.23
3	$310,892.23	$14,958.21	$1,554.46	$13,403.74	$297,488.49
4	$297,488.49	$14,958.21	$1,487.44	$13,470.76	$284,017.73
5	$284,017.73	$14,958.21	$1,420.09	$13,538.12	$270,479.61
6	$270,479.61	$14,958.21	$1,352.40	$13,605.81	$256,873.80
7	$256,873.80	$14,958.21	$1,284.37	$13,673.84	$243,199.96
8	$243,199.96	$14,958.21	$1,216.00	$13,742.21	$229,457.76
9	$229,457.76	$14,958.21	$1,147.29	$13,810.92	$215,646.84
10	$215,646.84	$14,958.21	$1,078.23	$13,879.97	$201,766.87
11	$201,766.87	$14,958.21	$1,008.83	$13,949.37	$187,817.50
12	$187,817.50	$14,958.21	$939.09	$14,019.12	$173,798.38
13	$173,798.38	$14,958.21	$868.99	$14,089.21	$159,709.16
14	$159,709.16	$14,958.21	$798.55	$14,159.66	$145,549.50
15	$145,549.50	$14,958.21	$727.75	$14,230.46	$131,319.05
16	$131,319.05	$14,958.21	$656.60	$14,301.61	$117,017.44
17	$117,017.44	$14,958.21	$585.09	$14,373.12	$102,644.32
18	$102,644.32	$14,958.21	$513.22	$14,444.98	$88,199.33
19	$88,199.33	$14,958.21	$441.00	$14,517.21	$73,682.12
20	$73,682.12	$14,958.21	$368.41	$14,589.80	$59,092.33
21	$59,092.33	$14,958.21	$295.46	$14,662.74	$44,429.58
22	$44,429.58	$14,958.21	$222.15	$14,736.06	$29,693.53
23	$29,693.53	$14,958.21	$148.47	$14,809.74	$14,883.79
24	$14,883.79	$14,958.21	$74.42	$14,883.79	$0.00

SHARE PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this "**Agreement**") dated May 14, 2021, is made by Ecker Capital, LLC (the "**Pledgor**"), to Charles Brown Lingamfelter and Katharine Lingamfelter (collectively, the "**Secured Party**"), in connection with the purchase of the outstanding shares (the "**Purchased Shares**") of Interactive Systems, Inc. ("**ISI**"), pursuant to the terms of that certain Acquisition and Stock Purchase Agreement, entered into as of the date hereof, by Pledgor and the Secured Party (the "**Purchase Agreement**").

PRELIMINARY STATEMENTS:

The Pledgor purchased the Purchased Shares in partial exchange for that certain Secured Promissory Note entered into as of the date hereof (the "**Note**").

It is a condition precedent to the acceptance by Secured Party of the Note as consideration for the acquisition of the Purchased Shares that the Pledgor shall have made the pledge and granted the assignment and security interest contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Secured Party to accept the Note, the Pledgor hereby agrees with the Secured Party as follows:

1. Definitions.

(a) Unless otherwise specified herein, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement.

(b) Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC. However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

(c) For purposes of this Agreement, the following terms shall have the following meanings:

"**Collateral**" has the meaning set forth in ***Section* 2**.

"**Event of Default**" means a default under the Note.

"**Pledged Shares**" means the shares of ISI described in Schedule 1 hereto with the rights provided for in the Articles of Organization of ISI, as amended, and the By-Laws of ISI and the certificates, instruments and agreements representing the Pledged Shares, including but not limited to the Purchase Agreement and includes any securities or other interests, howsoever evidenced or denominated, received by the Pledgor in exchange for or as a dividend or distribution on or otherwise received in respect of the Pledged Shares.

"**Proceeds**" means "proceeds" as such term is defined in Section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Shares, collections thereon or distributions with respect thereto.

"**Secured Obligations**" has the meaning set forth in ***Section* 3**.

"**UCC**" means the Uniform Commercial Code as in effect from time to time in the State of Delaware or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state.

2. Pledge. The Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of its right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (collectively, the "**Collateral**"):

(a) the Pledged Shares; and

(b) all Proceeds and products of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing.

3. Secured Obligations. The Collateral secures the due and prompt payment and performance of:

(a) the obligations of the Pledgor from time to time arising under the Note , this Agreement or otherwise with respect to the due and prompt payment of (i) the principal of and premium, if any, and interest on the Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys' fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Pledgor under or in respect of the Note; and

(b) all other covenants, duties, debts, obligations and liabilities of any kind of the Pledgor under or in respect of the Note, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance,

loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in ***Section*** **3** being herein collectively called the "**Secured Obligations**").

4. Perfection of Pledge.

(a) The Pledgor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of Section 8-106 of the UCC, the Pledgor shall take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Pledgor.

(b) The Pledgor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, without the signature of the Pledgor where permitted by law. The Pledgor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

5. Representations and Warranties. The Pledgor represents and warrants as follows:

(a) The Pledged Shares have been duly authorized and validly issued, and are fully paid and non-assessable and subject to no options to purchase or similar rights. All information set forth in Schedule 1 relating to the Pledged Shares is accurate and complete.

(b) At the time the Collateral becomes subject to the lien and security interest created by this Agreement, the Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement.

(c) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.

(d) It has full power, authority and legal right to borrow the amount set forth in the Note and pledge the Collateral pursuant to this Agreement.

(e) This Agreement has been duly executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar

laws affecting creditors' rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(f) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by the Pledgor of the Collateral pursuant to this Agreement or for the execution and delivery of the Purchase Agreement and this Agreement by the Pledgor or the performance by the Pledgor of its obligations thereunder.

(g) The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations thereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Pledgor or any of its property, or the organizational or governing documents of the Pledgor or any agreement or instrument to which the Pledgor is party or by which it or its property is bound.

(h) The Pledgor has taken all action required on its part for control (as defined in Section 8-106 of the UCC) to have been obtained by the Secured Party over all Collateral with respect to which such control may be obtained pursuant to the UCC. No person other than the Secured Party has control or possession of all or any part of the Collateral. Without limiting the foregoing, all certificates, agreements or instruments representing or evidencing the Pledged Shares in existence on the date hereof have been delivered to the Secured Party in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.

6. Dividends and Voting Rights.

(a) The Secured Party agrees that unless an Event of Default shall have occurred and be continuing, the Pledgor may vote and give consents, ratifications and waivers with respect thereto, except to the extent that any such vote, consent, ratification or waiver would detract from the value thereof as Collateral or which would be inconsistent with or result in any violation of any provision of the Purchase Agreement or this Agreement.

(b) The Secured Party agrees that the Pledgor may, unless an Event of Default shall have occurred and be continuing, receive and retain all dividends and other distributions with respect to the Pledged Shares.

7. Further Assurances.

(a) The Pledgor shall, at its own cost and expense, defend title to the Collateral and the first priority lien and security interest of the Secured Party therein against the claim of any person claiming against or through the Pledgor and shall maintain and preserve such perfected first priority security interest for so long as this Agreement shall remain in effect.

(b) The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(c) The Pledgor will not, without providing at least 30 days' prior written notice to the Secured Party, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure, location of its chief executive office or its principal place of business or its organizational identification number. The Pledgor will, prior to any change described in the preceding sentence, take all actions reasonably requested by the Secured Party to maintain the perfection and priority of the Secured Party's security interest in the Collateral.

8. Transfers and Other Liens. The Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Secured Party.

9. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby appoints the Secured Party the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time during the continuance of an Event of Default in the Secured Party's discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same (but the Secured Party shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take action). For so long as this Agreement shall remain in effect, such appointment, being coupled with an interest, shall be irrevocable. The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

10. Secured Party May Perform. If the Pledgor fails to perform any obligation contained in this Agreement, the Secured Party may itself perform, or cause performance of, such obligation, and the expenses of the Secured Party incurred in connection therewith shall be payable by the Pledgor; *provided that* the Secured Party shall not be required to perform or discharge any obligation of the Pledgor.

11. Reasonable Care. The Secured Party shall have no duty with respect to the care and preservation of the Collateral beyond the exercise of reasonable care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. Nothing set forth in this Agreement, nor the exercise by the Secured Party of any of the rights and remedies hereunder, shall relieve the Pledgor from the performance of any obligation on the Pledgor's part to be performed or observed in respect of any of the Collateral.

12. Remedies Upon Default.

(a) If any Event of Default shall have occurred and be continuing, the Secured Party may, without any other notice to or demand upon the Pledgor, assert all rights and remedies of a secured party under the UCC or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Collateral. If notice prior to disposition of the Collateral or any portion thereof is necessary under applicable law, written notice mailed to the Pledgor at its notice address as provided in ***Section* 15** hereof ten business days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient. So long as the sale of the Collateral is made in a commercially reasonable manner, the Secured Party may sell such Collateral on such terms and to such purchaser(s) as the Secured Party in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Without precluding any other methods of sale, the sale of the Collateral or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property. At any sale of the Collateral, if permitted by applicable law, the Secured Party may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the

exercise by it of any rights hereunder. The Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party or any custodian may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Secured Party nor any custodian shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. The Secured Party shall not be obligated to clean-up or otherwise prepare the Collateral for sale.

(b) If any Event of Default shall have occurred and be continuing, all rights of the Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to ***Section* 6(a)** and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to ***Section* 6(b)**, shall immediately cease, and all such rights shall thereupon become vested in the Secured Party, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as Collateral.

(c) If any Event of Default shall have occurred and be continuing, any cash held by the Secured Party as Collateral and all cash Proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied in whole or in part by the Secured Party to the payment of expenses incurred by the Secured Party in connection with the foregoing or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including reasonable attorneys' fees, and the balance of such proceeds shall be applied or set off against all or any part of the Secured Obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash Proceeds held by the Secured Party and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus. The Pledgor shall remain liable for any deficiency if such cash and the cash Proceeds of any sale or other realization of the Collateral are insufficient to pay the Secured Obligations and the fees and other charges of any attorneys employed by the Secured Party to collect such deficiency.

(d) If the Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to this Section, the Pledgor agrees that, upon request of the Secured Party, the Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

13. No Waiver and Cumulative Remedies. The Secured Party shall not by any act (except by a written instrument pursuant to ***Section* 14**), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or

Event of Default. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

14. Amendments. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Pledgor therefrom shall be effective unless the same shall be in writing and signed by the Secured Party and the Pledgor, and then such amendment, modification, supplement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which made or given.

15. Addresses For Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be given in the manner and become effective as set forth in the Purchase Agreement, and addressed to the respective parties at their addresses as specified in the Purchase Agreement or as to either party at such other address as shall be designated by such party in a written notice to each other party.

16. Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Collateral and shall (a) subject to ***Section* 17**, remain in full force and effect until payment and performance in full of the Secured Obligations, (b) be binding upon the Pledgor, its successors and assigns, and (c) inure to the benefit of the Secured Party and its successors, transferees and assigns; *provided that* the Pledgor may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Secured Party.

17. Termination; Release. On the date on which all Note and other Secured Obligations have been paid and performed in full, the Secured Party will, at the request and sole expense of the Pledgor, (a) duly assign, transfer and deliver to or at the direction of the Pledgor (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of the Secured Party, together with any monies at the time held by the Secured Party hereunder, and (b) execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

18. GOVERNING LAW. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. The other provisions of the Purchase Agreement regarding waiver of jury trial and venue are incorporated herein, mutatis mutandis, as if a part hereof.

19. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed

counterpart of this Agreement. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto.

20. Electronic Signatures. Each party agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PLEDGOR:

ECKER CAPITAL, LLC

By: ______________________________
Name:
Title:

SECURED PARTY:

____
Charles Brown Lingamfelter

____
Katharine Lingamfelter

SCHEDULE 1

PLEDGED SHARES

All outstanding shares of Interactive Systems, Inc.

Disclosure Schedule 2.1

Officers and Directors of the Company

TITLE	NAME
President	C. B. Lingamfelter
Treasurer	C. B. Lingamfelter
Secretary	C. B. Lingamfelter
Director	C. B. Lingamfelter

Disclosure Schedule 2.3
Capitalization Schedule

The following individuals are the current holders of the Company Stock:

Charles Brown Lingamfelter	12 Shares
Katherine Lingamfelter	1 Share

There are no outstanding options, warrants and other rights to acquire capital stock of the Company and there are no other parties receiving consideration in connection with the Acquisition, as of the Effective Date.

Disclosure Schedule 2.6

Brokers Fees Due

$62,500 to Generational Equity

Disclosure Schedule 2.8
Adverse Changes

None.

Disclosure Schedule 2.9
Liabilities

None

Disclosure Schedule 2.10

Indebtedness

- Second Draw Paycheck Protection Program Loan in the amount of $118,420, made by Citizens Bank to Company, which shall be allocated between the parties as more particularly described in Section 1.3 of the Agreement. The funds have been used in accordance with the Paycheck Protection Program requirements.

- Outstanding liability to three (3) shareholders resulting from a reverse stock split executed on November 22, 2019 in the amount of $19,599.30, which shall be retained by Purchaser as set forth in Section 1.5 of the Agreement.

Disclosure Schedule 2.13
Real Property

Lease, dated as of July 27, 2015, by and between Farley White Nashua, LLC ("Landlord"), and Interactive Systems, Inc ("Tenant") for a portion of the Fourth (4th) Floor of 61 Spit Brook Road, Nashua, New Hampshire 03060.

First Amendment of Lease, dated as of May 15, 2018, by and between Landlord and Tenant.

Second Amendment of Lease, dated as of August 28, 2020, by and between Landlord and Tenant.

Disclosure Schedule 2.14
Intellectual Property Rights

Software

- Exeter WMS
- WMS*ei*
- CMCS
- FASBE

Know-How

- Domain expertise relative to warehouse management and supply chain management
- Technical know-how related to the Exeter WMS, automation Interfaces, WMSei (extended interface):
  - IBM I operating environment (current release 7.4) (in the past OS/400)
  - COBOL
  - DB2 database (SQL and triggers)
  - DDS data, screen/display (originally 5250 block mode green screens)
  - CL
  - C
  - Either FTP or Sockets for network communication
  - Windows
  - .Net Framework
  - ODBC (for DB2)
  - iDashboards (ISI is a reseller of dashboard tool by iDashboards)
    - MySQL (or MS SQL Server)
    - Apache Tomcat web server
- Technical know-how related to the Exeter WMS – UNIX variants:
  - AIX, AUX
  - Micro Focus ACUCOBOL (and database connectivity components)
  - SQL compliant databases (Oracle, Informix)
  - SCOPE – a screen display tool
  - UNIX scripts

None of the Company's software or know-how is registered with any U.S. governmental body.

Disclosure Schedule 2.16
Contracts

I.A. Academy

- I.A.1 Academy Consent Letter 4-24-18.pdf
- I.A.2 Academy Follow-up regarding MVSA and Other Items.htm
- I.A.3 Academy License 1992-11-13 Part 1 - Signed.pdf
- I.A.4 Academy License 1992-11-13 Part 2 - Signed.pdf
- I.A.5 Academy License 1997-04-23 - Signed.pdf
- I.A.6 Academy License 1998-04-10 - Signed.pdf
- I.A.7 Academy License 2008-02-01 - Signed Addendum.pdf
- I.A.8 Academy License Cookeville plus 2 - Addendum_encrypted_.pdf
- I.A.9 Academy License Cookeville plus 2.doc
- I.A.10 Academy MVP License 2003-01-08 - Signed.pdf
- I.A.11 Academy MVSA Supplement Letter 2011-07-11 - Signed.pdf
- I.A.12 Academy Support 2008-02-01 - Signed.pdf
- I.A.13 Academy Support 2010-04-14 - Signed Agreement.pdf
- I.A.14 Academy Support 2011-02-01 thru 2013-01-31 - Signed.pdf
- I.A.15 Academy Support 2013-02-01 thru 2015-01-31 - Signed .pdf
- I.A.16 Academy Vendor Fact Sheet Form 2008-April.doc
- I.A.17 Exeter & Academy fully executed MVSA.pdf
- I.A.18 ISI Cert of Ins for Academy.PDF

I.B. Aerosoles

- I.B.1 Aerosoles Support 2018-05-01 - 14 Month & License Transfer - Signed.pdf
- I.B.2 Aerosoles Support 2018-05-01 - 14 Month Agreement - Unsigned.doc
- I.B.3 Aerosoles Support 2018-05-01 - 14 Month Invoice 15522.pdf
- I.B.4 Aerosoles Support 2019-07-01 - 6 Month Agreement - Email.msg
- I.B.5 Aerosoles Support 2019-07-01 - 6 Month Draft Invoice.msg
- I.B.6 Aerosoles Support 2019-07-01 - 6 Month Renewal.msg
- I.B.7 Aerosoles Support 2020-01-01 - 6 Month Agreement Email.msg
- I.B.8 Aerosoles Support 2020-01-01 - Invoice.pdf
- I.B.9 Aerosoles Support 2020-07-01 - 2 Month Renewal Invoice.msg
- I.B.10 Aerosoles Support 2020-07-01 - 2 Month Renewal.msg

I.C. Apex

- I.C.1 Apex Support 2020-11-01 - Email Renewal & Rate.msg
- I.C.2 Apex Support 2021-11-01 - 20 Hrs Consulting Included.msg
- I.C.3 Apex Support 2021-11-01 - Email Renewal & Rates.msg
- I.C.4 COI 12-3-14.pdf
- I.C.5 Cooper HT Purchase-Support-License 1994-12-21 - Signed.pdf
- I.C.6 ISI-Exeter Apex Tool Contract 01-10-12 signed.pdf
- I.C.7 ISI-Exeter Apex Tool Contract 11-21-14 signed 2 yrs.pdf

I.D. Baker Taylor

- I.D.1 Baker Taylor License 1993-08-03 - Unsigned.pdf
- I.D.2 Baker Taylor Schedule 1993-08-03 - Unsigned.pdf
- I.D.3 Baker Taylor Support 1995-01-01 - Unsigned.pdf
- I.D.4 Baker Taylor Support 1996-01-01 - Unsigned.pdf
- I.D.5 Optimization Rpt 1-6-11v2.pdf

I.E. Capezo Ballet Makers

- I.E.1 Ballet Makers DCD License 2011-03-17 - Signed.pdf
- I.E.2 Ballet Makers License 1996-10-09 - Signed.pdf
- I.E.3 Capezio No Longer On Maintenance.msg

I.F. Eastern Virgina Medical Center

- I.F.1 EVMS 15957.pdf
- I.F.2 EVms 21-2889.pdf
- I.F.3 EVMS License 1990.pdf

I.G. Eaton Bussmann

- I.G.1 Cooper Bussmann Purchase-Support-License 1993-04-22 - Signed.pdf
- I.G.2 Cooper Bussmann Support 2009-11-01 - Signed.pdf
- I.G.3 Cooper Industries & Eaton.pdf
- I.G.4 Eaton Bussmann CMCS 2017-09-15 - License & Agreement - Signed.pdf
- I.G.5 Eaton Bussmann CMCS 2020-07-12 - Email Confirmation.msg
- I.G.6 Eaton Bussmann CMCS 2020-07-12 - Email Quote.msg
- I.G.7 Eaton Bussmann CMCS 2020-07-12 - Maintenance PO 4512206643.pdf
- I.G.8 Eaton Bussmann iDashboard 2018-03-21 - License Agreemnt.pdf
- I.G.9 Eaton Bussmann iDashboard 2018-03-21 - License Agreemnt.rtf
- I.G.10 Eaton Bussmann iDashboard License #20001.pdf
- I.G.11 Eaton Bussmann Support 2020-2021-11-01 - Maintenance Addendum.pdf
- I.G.12 Eaton Bussmann Support 2020-2021-11-01 - Maintenance Quote.pdf
- I.G.13 Eaton Corp 15964.pdf

I.H. Eaton Crouse-Hinds

- I.H.1 250 Eaton Maint 11-1-19.pdf
- I.H.2 Cooper Industries & Eaton.pdf
- I.H.3 Crouse Hinds Purchase-Support-License 1993-07-29 - Half Signed.pdf
- I.H.4 Crouse-Hinds Support 2009-11-01 - Signed.pdf
- I.H.5 Eaton Corp 15964.pdf
- I.H.6 Eaton Crouse-Hinds Support 2020-2021-11-01 - Maintenance Addendum.pdf
- I.H.7 Eaton Crouse-Hinds Support 2020-2021-11-01 - Maintenance Quote.pdf
- I.H.8 Eaton Eighth WMS Maint Addend 11-2019.pdf
- I.H.9 PO_500101_9000300015014_0_US.PDF

I.I. Farner-Bocken

- I.I.1 062117 Duly Executed Consent to Assignment.pdf
- I.I.2 062117 ISI Exeter Consent to Assignment.pdf
- I.I.3 Farner-Bocken License 1996-09-26 - Signed.pdf
- I.I.4 Final Addemdum to the Purchase of Exeter Software Products and Services Agreement.pdf
- I.I.5 ISI-Exeter Farner-Bocken Addendum 11-13-14.pdf

I.J. Follett

- I.J.1 Follett AcuCobol 2005-02-01 - Inv & Confirm.pdf
- I.J.2 Follett AcuCobol 2018-02-01 - PO 2093005-0000.pdf
- I.J.3 Follett AcuCobol 2019-02-01 - Renewal Invoice 15669.xls
- I.J.4 Follett DCD License 2010-06-15 - PO 00030165.pdf
- I.J.5 Follett DCD License 2010-07-07 - Signed.pdf
- I.J.6 Follett DCD Multi-Data Source 2011-01-06 - Signed Letter.PDF
- I.J.7 Follett DCD MySQL-Apache TSA 2011-01-07 v1.doc
- I.J.8 Follett License 1995-01-27 - Signed.pdf
- I.J.9 Follett License 2008-05-16 - Addendum Site 2 - Signed.pdf
- I.J.10 Follott Support 2019-01-01 - WMS, DCD, MySQL - Renewal Approval Email.msg
- I.J.11 Follott Support 2019-01-01 - WMS, DCD, MySQL - Renewal Quote.xls

I.K. FRAM

- I.K.1 Allied Signal License 1989-01-27 - Signed.pdf
- I.K.2 Allied Signal License 1994-02-01 - Signed.pdf
- I.K.3 Allied Signal License 1997-11-24 - Signed.pdf
- I.K.4 FRAM 16019.pdf
- I.K.5 FRAM Fernley Warehouse Closing - 2017-05-01.msg
- I.K.6 FRAM Hebron WMSei Support 2020-04-24 - PO # 4200212122.pdf
- I.K.7 FRAM Hebron WMSei Support 2020-04-24 - Quote.pdf
- I.K.8 Honeywell License 2011-05-01 - Amendment Cover Letter.docx
- I.K.9 Honeywell License 2011-05-01 - Signed Amendment.pdf
- I.K.10 Readable FRAM WMSei Lic and Servs Agreement 7-28-2016 v1 - signed.pdf

I.L. ITT Goulds Pumps

- I.L.1 Gould Pumps License 1994-12-15 - Signed.pdf
- I.L.2 Gould Pumps License 1998-10-12 - 18 Users Purchase Docs.pdf
- I.L.3 Goulds Pumps 15959.pdf
- I.L.4 ITT Goulds DCD License 2012-10-10 - Signed.pdf
- I.L.5 ITT Goulds DCD Maintenance 2019-10-10 - Email & PO Approval.msg
- I.L.6 ITT Goulds DCD Maintenance 2020-01-01 - Rate Increase.msg
- I.L.7 ITT PO 4500049187.pdf

I.M. Kaman Industrial Technologies

- I.M.1 Kaman AcuCorp 2007-09-14 - Amendment - Signed.pdf
- I.M.2 Kaman AcuCorp 2019-02-19 - PO & Quote KIT-SD416529.pdf
- I.M.3 Kaman License 1996-12-19 - Signed.pdf
- I.M.4 Kaman License 1998-07-07 - Addendum - Signed.pdf
- I.M.5 Kaman License 1999-01-18 - Addendum - Signed.pdf
- I.M.6 Kaman License 2007-12-17 - Addendum - Signed.pdf
- I.M.7 KDG-SD492631.pdf
- I.M.8 RE 2021 WMS Maintenance PO.msg
- I.M.9 RIT-SD580286 Revised WMS Maint PO and Signed Addendum for 2021.pdf
- I.M.10 Ruby 1st Addendum to Support Agreement 2021v2.pdf
- I.M.11 Ruby AcuCorp 2021-02-19 - Renewal Invoice 15986.pdf
- I.M.12 Ruby Kaman 16000.pdf
- I.M.13 Ruby Maintenance Transfer - 2019-11-04.docx
- I.M.14 Ruby RIT PO SD511690 and GG quote.pdf
- I.M.15 Ruby RIT-SD580286.pdf
- I.M.16 Ruby Support 2020-03-01 - PO # RIT-SD514837.pdf
- I.M.17 Ruby Support 2020-03-01 - Signed.pdf

I.N. Lakeshore Learning Materials

- I.N.1 Interactive Systems Quote GG275A.pdf
- I.N.2 Lakeshore 15999.pdf
- I.N.3 Lakeshore AcuCobol 2019-02-01 - 2 Year Renewal Quote.pdf
- I.N.4 Lakeshore AcuCobol 2019-02-01 - Email Approval & Quote.msg
- I.N.5 Lakeshore K-Ship 2001-08-21 - Signed.pdf

I.O. LSC Communication formerly RR Donnelley

- I.O.1 4520506795-C008377-2020.pdf
- I.O.2 4520516537-C008377-20.pdf
- I.O.3 Extranet Access Agreement - Signed.pdf
- I.O.4 Interactive Systems_Addendum #1_2021 Support_C008377.pdf
- I.O.5 Interactive Systems_Quote for 2020 Maint_C008377_SR19-023127.pdf
- I.O.6 LSC Chapter 11 letter 2020-05-20 - Effective 2020-04-12.pdf
- I.O.7 LSC Communications 15966.pdf
- I.O.8 LSC Support 2019-01-01 - PO 4520495163-C008377-19.pdf
- I.O.9 LSC Support 2019-01-01 - Signed Maintenance Agreement.pdf
- I.O.10 Mutual Non-Disclosure Agreement (ISI) - Signed.pdf
- I.O.11 RR Donnelley 13902.pdf
- I.O.12 RRD License 1994-08-08 - Signed.pdf
- I.O.13 RRD License 1999-02-10 - Signed Amendment.pdf
- I.O.14 RRD License 1999-09-29 - Signed.pdf
- I.O.15 RRD Support 2004-12-28 - Approvals & Invoice.pdf

I.P. Mattel

- I.P.1 Mattel DCD License & Support 2014-05-28 - PO # 290990.pdf
- I.P.2 Mattel DCD License & Support 2014-05-28 - Signed.pdf
- I.P.3 Mattel DCD NDA 2013-05-10 - Signed.pdf
- I.P.4 Mattel DCD Support 2020-01-24 - Email & PO Renewal US-PO-896936.msg
- I.P.5 Mattel License 1997-10-24 -Signed.pdf
- I.P.6 Mattel SoftwareONE 15987.pdf
- I.P.7 Software One (Mattel) PO -US-PO-896936.pdf

I.Q. Monroe County

- I.Q.1 FW Renewal of FASBE Support 2020-21.msg
- I.Q.2 License Agrmnt Monroe 01-04-99.doc
- I.Q.3 Monroe 16018.pdf

I.R. Motion Industries

- I.R.1 Motion License & Support 1996-12-30 - Signed.pdf
- I.R.2 Motion License Extension 2005-09-13 - Signed.pdf
- I.R.3 Motion License Extension 2006-08-31 - Signed.pdf

I.S. PartyLite

- I.S.1 Partylite 15864.pdf
- I.S.2 PartyLite ISI Support Agreemnt FY 20-21.pdf
- I.S.3 PartyLite Licnese 1995-10-31 - Signed.pdf
- I.S.4 PartyLite Support 2021-02-01 - Invoice 15995.pdf
- I.S.5 PartyLite Support 2021-02-01 - Signed.pdf

I.T. Pasco

- I.T.1 Pasco 15958.pdf
- I.T.2 PASCO 92000212.pdf
- I.T.3 Pasco addendum 2007_2008-03.pdf
- I.T.4 PASCO addendum 2007_2008-04.pdf
- I.T.5 Pasco-SoftwareLicenseAgree-jan2003-signed.pdf

I.U. Plaquemines Parish

- I.U.1 011912 PlaqueminesPCArchive.pdf
- I.U.2 Plaq Parish FASBE PC License 7-2012.doc

I.V. Weyco Group

- I.V.1 ISI Addendum - Australia 2011-1-03.pdf
- I.V.2 Weyco CMCS 2003-01-28 - Service Agreement - Signed.pdf
- I.V.3 Weyco DCD 2010-04-14 License & Support Agreement.pdf
- I.V.4 Weyco DCD 2011-01-03 License & Support Amendments - 5 Years.pdf
- I.V.5 Weyco DCD 2020-06-01 Support Maintenance - Quote.pdf
- I.V.6 Weyco License 1998-04-06 - Signed.pdf
- I.V.7 Weyco License 2007-09-25 - Montreal Addendum - Signed.pdf
- I.V.8 Weyco license addend 8-25-2015.DOCX
- I.V.9 Weyco license addend 8-25-2015.pdf
- I.V.10 Weyco Maintenance 15911.pdf

II. I 3 PPP Loans

- II.1 I 3 PPP 1st Loan - Forgiveness application 2021.pdf
- II.2 I 3 PPP 1st Loan - Forgiveness status 3-20-21.pdf
- II.3 I 3 PPP 1st loan 11057746_PPP_Forgiveness_Data_Fri_Nov_20_17_34_00_EST_2020 (1).pdf
- II.4 I 3 PPP 2nd Draw - signed 3-1-21 Urgent_Documents_from_Citizens_Bank.pdf
- II.5 I 3 PPP 2nd Draw Application 2021.pdf
- II.6 I 3 PPP Loan Status 3-23-2021.pdf
- II.7 I 3 Citizens 2020 Forgive confirm 3-19-21.pdf

III. I 5 Distribution Agreements

- III.1 I 5 iDashboards Contract.pdf
- III.2 I 5 Lucas-ISI Sales Referral Agreement.pdf
- III.3 I 5 MF Interactive Systems Inc Amendment 3 6-10-19 (002).pdf
- III.4 I 5 MF Micro Focus Pricing Jan. 2016.pdf
- III.5 I 5 MF Signed ISI-ISV Feb. 24 2015.pdf
- III.6 I 5 MF Signed ISI-ISV Jan.27.2014.pdf
- III.7 I 5 MF Signed ISI-ISV-19 Jan.21.2013.pdf

IV. I 8 Example quote, invoice, PO

- IV.1 I 8 Example of consulting invoice - Apex Tool Group 16001.pdf
- IV.2 I 8 Example of ISI PO 20-00105 to ScanSource - Ruby.pdf
- IV.3 I 8 Example of ISI Quote GG275A to Lakeshore.pdf
- IV.4 I 8 Example of maintenance invoice - Ruby Kaman 16000.pdf

Contract with Comcast for internet provider services.

Contract with Windstream for VOIP phone provider services.

*While the Company has identified the aforementioned material contracts as material, there may be additional contracts that have historically been material to the Company.

Disclosure Schedule 2.17
Insurance Policies

Policy	Provider	Policy Number
Business Owners Insurance	Downey Insurance Agency, Inc.	08SBANW4193SB
ERISA Bond	CNA Surety	70651991
Liability Insurance	Downey Insurance Agency, Inc.	08SBANW4193
Beazley MediaTech	Beazley Insurance Company, Inc.	V10595211201
Workers' Compensation	Hartford Underwriters Insurance Company	08 WEC CP7956

Disclosure Schedule 2.18
Litigation

Company is the creditor in a claim against LSC Communications, Inc. in the United States Bankruptcy Court, Southern District of New York, Case No. 20-10950. Modified Form 410 - Proof of Claim was filed June 30, 2020 by the Company.

Disclosure Schedule 2.19
Employment

Interactive Systems, Inc.
Employee Roster
As of 3-23-2021

Employees		Hire	Actual 2020 Wages (including Commissions & Bonus)	Anticipated 2021 Wages (including commissions)	Location	Benefits (Insurance contributions 60% ISI / 40% EE)	Notes
Engineers							
Richard Bechtold	Sr. Software Engineer / WMS Specialist	2005	$ 133,883	$ 50,784	remote (Dover, NH)	None	Eligible for off hours support bonuses*
Richard C. Buhle	Sr. Software Engineer	1982	$ 3,401	$ 6,474	remote (N. Billerica, MA)	None	Eligible for off hours support bonuses*
Magdalena Kessler	Sr. WMS Specialist / Software Engineer	2005	$ 113,305	$ 111,200	remote (Barre, VT)	Dental, Life, AD&D, LTD, 4 weeks vacation	Eligible for off hours support bonuses*
James McLaughlin	Sr. Software Engineer / IT Support / WMS Specialist	2005	$ 111,206	$ 104,780	Nashua, NH	Dental, Life, AD&D, LTD, 4 weeks vacation	Eligible for off hours support bonuses*
Support Specialist / Account Management							
Jill V. Rengstorff	Support Specialist	2005	$ 41,160	$ 10,400	remote (Nashua, NH)	None	Eligible for off hours support bonuses*
Marketing/Account Management							
George Goulet	Direct of Sales	2006	$ 108,161	$ 94,744	remote (Chesterfield NH)	Life, AD&D, LTD, 4 weeks vacation	Wages $84K plus commissions (approx. 2.5%)
Admin/Support Specialist							
Rose Ann Boudreau	Customer Service	1992	$ 57,923	$ 64,850	Nashua, NH	Dental, Life, AD&D, LTD, 4 weeks vacation	Eligible for off hours support bonuses
Ownership/Management							
C. Brown Lingamfelter	CEO/President/Owner	1977	$ 53,051	$ 52,000	remote (Stuart, FL & Mashpee, MA)	Dental	The Owner does not intend to continue with new Ownership
Dennis S. Charles	Sr. Vice President	1978	$ 164,595	$ 161,200	Nashua, NH	Medical, Dental, Life, AD&D, LTD, 4 weeks vacation	Wages $148K plus commissions (approx. 1.5%)

Eligible for off hours support bonuses*

A bonus pool of $2K-$3K is reserved annually for employees who assist customers with activities off-hours (evenings, weekends, or holidays). These activites are tracked and the bonus pool is allocated to participants based on some general rules (such as no other form of compensation is provided for an activity) and on a prorated basis. This compensation is paid once a year in July.

	Anniversary	Annual Vacation	Monthly Vacation	Earned as of	Previous Yr		5/15 Accrued
	Date	Rate	Rate	15-May	Carryover	Used	Vac Days
DSC	1-Jan	20	1.7	7.5	5	0	12.5
GG	1-Sep	20	1.7	14.2	5.5	9	10.7
JM	1-Jan	20	1.7	7.5	6	2	11.5
MK	1-Mar	20	1.7	4.2	5	0	9.2
RAB	1-Apr	20	1.7	2.5	5	0	7.5
							51.3
No vacation benefits for CBL, DB, JR, or RB							

Disclosure Schedule 2.20
Employee Benefits

- 401(k) – employee contribution only. The administrator, investment, and custodial partners include:
  - Equitable — Kansas City, MO
  - John Vaughan (Equitable agent) — Atlantis, FL
  - Angell Pension Group Inc. (admin/compliance) — East Providence, RI
  - Dennis Charles / ISI (Plan Administrator) — Nashua, NH

- Medical Insurance: Tufts Health Freedom Plan — Concord, NH
- Dental Insurance: Humana Inc. — Carol Stream, IL
- EE Life, EE AD&D and Long Term Disability; Sun Life Financials — Philadelphia, PA
- Holidays and Vacation
  - 12 paid holidays (typicality 10 assigned and 2 unassigned)
  - Full Time Employees Accrued Vacation Benefits
    - Years 1 through 5 - two (2) weeks per year
    - Years 6 through 10 - three (3) weeks per year
    - Four weeks accrue each year after the 10th year.
  - A maximum of five (5) days of accrued vacation may be carried forward into the following year
  - Paid holidays and vacation benefits are pro-rated by hours for permanent, part-time employees.
- Sick Time: Full-time employees are allowed ten (10) sick days per calendar year without loss of compensation. Sick time is not accrued nor carried forward.
- Short Term Disability: After eight consecutive days of disability (sick days), short term disability plan will pay 70% of an employee's base salary up to $1000 per week for 90 calendar days. A doctor's certification of illness is required.

Disclosure Schedule 2.22
Related Party Transactions

None

Disclosure Schedule 2.24
Receivables

3:09 PM

05/05/21

Interactive Systems, Inc.
A/R Aging Summary
As of March 31, 2021

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
adidas America	0.00	0.00	0.00	0.00	0.00	0.00
Apex Tool Group	0.00	29,797.50	11,253.75	0.00	0.00	41,051.25
Ballet Makers, Inc.	0.00	300.00	0.00	0.00	0.00	300.00
County of Monroe	0.00	19,450.00	0.00	0.00	0.00	19,450.00
Eaton Bussmann	0.00	841.50	594.00	3,795.63	0.00	5,231.13
Eaton Crouse-Hinds	0.00	1,170.00	0.00	0.00	0.00	1,170.00
ePaint	0.00	0.00	0.00	0.00	0.00	0.00
Follett Higher Education Group	0.00	0.00	0.00	0.00	0.00	0.00
FRAM Group	0.00	16,978.50	0.00	0.00	0.00	16,978.50
Gamestop	0.00	0.00	0.00	0.00	0.00	0.00
IBM Credit LLC	0.00	0.00	0.00	0.00	0.00	0.00
Internet Services	0.00	0.00	0.00	0.00	0.00	0.00
ITT Corp - Goulds Pumps	0.00	0.00	760.00	0.00	0.00	760.00
LSC Communications (formerly RRD	0.00	0.00	0.00	-27,752.50	27,752.50	0.00
New Balance	0.00	0.00	0.00	0.00	0.00	0.00
PartyliteEDC	0.00	0.00	0.00	0.00	0.00	0.00
RoseAnn Boudreau	0.00	0.00	0.00	0.00	0.00	0.00
Ruby Industrial Tech, LLC (Kaman)	0.00	0.00	0.00	997.50	0.00	997.50
Swisslog Software	0.00	0.00	0.00	0.00	0.00	0.00
TOTAL	**0.00**	**68,537.50**	**12,607.75**	**-22,959.37**	**27,752.50**	**85,938.38**

Disclosure Schedule 2.25
Assets

Section 1: ISI's Owned IT Equipment

PC/WORKSTATIONS
HP-Specter X360
HP HPE-450t
Lenovo Think Pad P51
HP Bang & CLUFDEN
HP EliteBook Folio 1040 G3
IBM Thinkpad
HP ProBook 4520s
HP Compaq Pro 4300 SFF PC laptop
HP Pavilion P6000 Series
Dell LT i7 512M SSD
Leverno ThinkPad T450s
Dell Linux
SCOWCS – Gateway 2000
HP Computer
HP Computer
HP ML350T09 E5-2620v3 SFF US Svr/S-Buy
HP ML110 Gen9 E5-1620v3 LFF US Svr/S-Buy
Proliant ML 310e Gen 8 v2
ISeries AS/400 Model 9406-520 server
Dell Poweredge SC440
APC Smart-UPS 1500VA
APC Back up NS 1080
Watchguard T-30 Firebox
UPS
Combast Modem
Unifi Access Point Pro
HNK LCD Monitor
Fellowes Keyboard
Logiteck keyboard
HannStar monitor
Segate hard drive
HP Keyboard
HannStar monitor
HP 25VX monitor
Xerox Phaser 6130 printer
Samsung-SyncMaster S22B150 monitor
HP PC
Acer AL1716 monitor
HP Keyboard
HP Pavillion23cw monitor
Acer S230HL
HP Smart Card Terminal keyboard
HP KU-0316

AOC E2250 monitor
HP KB-0316 keyboard
Cannon MX410 printer
HP large screen monitor
HP KU-0841 keyboard
Xerox Work Centre 6605 printer/copier
Brother GX-6750 Typewriter
ACER – AL1716 monitor
HP – CD03909709 keyboard
IBM monitor
IBM keyboard
Acer AL1716 monitor w. KVM switch
Gateway keyboard
HDMI ASUS monitor
Backup drive for RDS
Backup driver for server

Section 2: ISI's Owned Office Furniture and Miscellaneous Items

Furniture Inventory

Prepared by RAB 3/15/2021

Lobby:

- 3 pictures
- Couch
- Side chair
- End table

Conference Room:

- Table
- 8 chairs
- Wall dry erase board

Dennis's Office:

- Bookcase
- 4 draw file cabin
- Table w/4 chairs
- Desk
- Credenza
- 3 chairs

Cube Offices – Back Room:

- Cubical partitions for 2 large offices with built-in desk
- 4 bookcases
- Storage rack
- 2 draw file
- Credenza
- 1 Desk

- Table
- 3 chairs

IT closet:

- 2 2 door cabinets
- 2 tables
- Chair
- Storage rack

Cube Offices - Main Room & Accounting Office:

- Cubical partitions for 5 offices; 4 with built-in desks
- 7 tables
- 11 chairs
- 5 bookshelves
- 4 2 draw file cabinets
- 3 credenzas
- 2 4 draw file cabinets
- 2 2 door cabinets
- 1 desk
- Refrigerator
- Micro Wave
- 2 small tables/stands